UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): December 31, 2009

QKL STORES INC.
(Exact name of registrant as specified in charter)

Delaware	033-10893	75-2180652
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Jingqi Street
Dongfeng Xincun
Sartu District
163311 Daqing, PRC

(Address Of Principal Executive Offices) (Zip Code)

(011) 86-459-460-7825
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of  Principal Officers.

On January 1, 2010, Limin Zheng, a director on the Board of Directors of QKL Stores Inc. (the “Company”), resigned from the Board of Directors. No executive officer of the Company is aware of any disagreement between Ms. Zheng and the Company on any matter relating to the Company’s operations, policies or practices.

On December 31, 2009, the Board of Directors (“Board”) of the Company by written consent approved the appointment, effective as of January 1, 2010, of Mr. Alan Stewart (“Mr. Stewart”), our Chief Operating Officer, to the Board. Mr. Stewart will not be compensated for his services as a director. In addition, the Board accepted the resignation of Ms. Zheng as a director of the Company, effective as of January 1, 2010.

Mr. Alan D. Stewart was appointed as the Company’s Chief Operating Officer in August 2008. Mr. Stewart’s prior international experience includes two years as General Manager-Hypermarket Division at NTUC Fairprice, Singapore, five years at PT Matahari Putra Prima Tbk, a multi-format retailer in Indonesia in various positions including CEO-Supermarket Division, and three years with Al Azizia-Panda United, Inc., Kingdom of Saudi Arabia, as General Manager of the Company. Mr. Stewart’s domestic experience in the United States includes 32 years with American Stores and its subsidiaries, Salt Lake City, Utah, where he held various titles including President and Chief Operating Officer of the parent company. Mr. Stewart attended Mt. San Antonio College in 1963, the Advanced Management Program at Harvard Business School in 1986 and the Restaurant Executive Program of Cornell University in 1998.

Item 8.01  Other Events.

On January 6, 2010, the Company issued a press release announcing the resignation of Limin Zheng from the Board and the appointment of Alan Stewart to the Board.  A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01  Financial Statements and Exhibits.

Exhibits

99.1           Press Release dated January 6, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QKL STORES INC.

By: /s/ Zhuangyi Wang
Name: Zhuangyi Wang
Title: Chief Executive Officer

Dated: January 6, 2010